Exhibit 99.1

APOLLO MEDICAL HOLDINGS ANNOUNCES THE APPOINTMENT OF

ERNEST A. BATES, M.D. AND J. MARIO MOLINA, M.D.

TO ITS BOARD OF DIRECTORS

Alhambra, CA and Glendale, CA – (PR Newswire) – June 26, 2018 – Apollo Medical Holdings, Inc. (“ApolloMed” or “the Company”) (NASDAQ: AMEH), an integrated population health management company, today announced that the size of its Board of Directors has been increased from nine to eleven and that two new board members have been appointed. Joining the Board are Ernest A. Bates, M.D. and J. Mario Molina, M.D.

Dr. Bates founded American Shared Hospital Services (“ASHS”) in 1977 and has served as its Chief Executive Officer and Chairman of the Board since 1983. ASHS, based in San Francisco, California, is a healthcare company that is publicly-traded on the NYSE American and has a 25-year track record of leasing state-of-the-art medical equipment to hospitals and medical centers in the United States.

A board-certified neurosurgeon, Dr. Bates is an Emeritus of the Board of Trustees of Johns Hopkins University and served on the Board of Visitors of the Johns Hopkins Medical Center and the Johns Hopkins Neurosurgery Advisory Board. He served on the Boards of the University of Rochester, FasterCures and the Salzburg Global Seminar. He currently serves on the Board of Shared Imaging, LLC. From 1981 to 1987, he was a member of the Board of Governors of the California Community Colleges, and he served on the California High Speed Rail Authority from 1997 to 2003. He was also appointed to the Magistrate Judge Merit Selection Panel. Dr. Bates is a member of the Board of Overseers at the University of California, San Francisco School of Nursing.

Dr. Bates received his BA from Johns Hopkins University and his M.D. degree from the University of Rochester School of Medicine. He completed an internship in surgery at the Albert Einstein College of Medicine, Bronx Municipal Hospital Center and completed his neurosurgery residency at the University of California, San Francisco Medical Center.

Dr. Molina served as the President, Chief Executive Officer and Chairman of the Board of Molina Healthcare, Inc. from 1996 to 2017. Molina Healthcare, based in Long Beach, California, is a Fortune 500 health insurance company that is publicly-traded on the NYSE and had $18.9 billion in revenue in 2017. He was with Molina Healthcare for over 25 years and continued the legacy of his father, C. David Molina, M.D., an emergency room physician who founded the company in 1980. He is currently the President and owner of Golden Shore Medical Group.

Dr. Molina was named one of the 100 most influential people in healthcare in 2015 and 2016 by Modern Healthcare, and also as one of the 50 most influential physician executives in 2016. In 2002, he received the Ernst & Young Greater Los Angeles Entrepreneur of the Year Award. He was also featured in Time magazine as one of the 25 most influential Hispanics in America in 2015. Dr. Molina is a member of numerous organizations, including a member of the Board of Trustees of the Johns Hopkins School of Medicine.

Dr. Molina earned his M.D. from the University of Southern California School of Medicine and performed his internship and residency at Johns Hopkins Hospital. He received certification from the American Board of Internal Medicine in internal medicine and endocrinology and metabolism. He also received a certificate from the Anderson School of Business at UCLA in executive management.

“We are delighted to welcome Dr. Bates and Dr. Molina to our Board of Directors,” stated Warren Hosseinion, M.D., Co-Chief Executive Officer of Apollo Medical Holdings. “Both individuals are nationally recognized executives, incredibly talented and bring a broad set of skills to ApolloMed. We are fortunate to add such high caliber people to help us achieve our potential as the market leader in population health management.”

“Dr. Bates is an accomplished business leader and an experienced board member in both the public and non-profit sectors,” stated Kenneth Sim, M.D., Executive Chairman of Apollo Medical Holdings. “We are confident that he will enhance the strategic perspectives of our Board as we continue to execute on our growth strategy, drive profitability and enhance shareholder value.”

“Dr. Molina is an inspirational leader who has improved the healthcare of millions of patients,” stated Thomas Lam, M.D., Co-Chief Executive Officer of Apollo Medical Holdings. “His expertise in medical policy issues, medical cost management and the capital markets will bring great value to our Company. He will be an outstanding addition to our Board.”

“I am honored to join the Board of this remarkable company,” stated Ernest A. Bates, M.D. “I look forward to working with my fellow Board members and management team to achieve their strategic goals.”

“I am grateful for the opportunity to join the ApolloMed Board, and look forward to using my expertise in government healthcare programs and experience in the capital markets to help the Company grow,” stated J. Mario Molina, M.D.

About Apollo Medical Holdings, Inc. (ApolloMed)

ApolloMed is a leading physician-centric integrated population health management company, which, together with its subsidiaries, including a Next Generation Accountable Care Organization (“NGACO”), and its affiliated Independent Physician Associations (each, an “IPA”), are working to provide coordinated, outcomes-based high-quality medical care for patients, particularly senior patients and patients with multiple chronic conditions, in a cost-effective manner.  Led by a management team with over two decades of experience,  ApolloMed is addressing the healthcare needs of its patients by leveraging its integrated health management and healthcare delivery platform that includes: Network Medical Management (MSO),  Apollo Medical Management (MSO), ApolloMed Hospitalists, APA ACO (Next Generation ACO), Allied Physicians of California (IPA), Maverick Medical Group (IPA) and Apollo Care Connect (Digital Population Health Management Platform). ApolloMed strives to improve medical outcomes with high-quality, cost-efficient care.  For more information, please visit www.apollomed.net.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements about the potential contributions of the Company’s newly appointed executive officer and the Company’s ability to leverage its core strengths. Forward-looking statements reflect current views with respect to future events and financial performance and therefore cannot be guaranteed. Such statements are based on the current expectations and certain assumptions of the Company's management, and some or all of such expectations and assumptions may not materialize or may vary significantly from actual results. Actual results may also vary materially from forward-looking statements due to risks, uncertainties and other factors, known and unknown, including the risk factors described from time to time in the Company's reports to the U.S. Securities and Exchange Commission (including without limitation the ”Risk Factors” discussed in the Company's Annual Report on Form 10-K filed on April 2, 2018).

For More Information, PLEASE CONTACT:

Warren Hosseinion, M.D.
Co-Chief Executive Officer
Apollo Medical Holdings
(818) 839-5200
warrenhoss@apollomed.net

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